Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of March 3, 2005 (“Agreement Date”), is made between Kimball Hill, Inc., an Illinois corporation having its principal place of business in Rolling Meadows, Illinois, and C. Kenneth Love, an individual resident of Illinois.

ARTICLE I
PURPOSES

The Company has determined that it is in the best interests of the Company and its stockholders to retain the services of the Executive on the terms and conditions set forth herein.

ARTICLE II
POSITION, DUTIES, COMPENSATION AND BENEFITS

2.1           Agreement Term. The employment term of this Agreement (“Agreement Term”) means the period beginning on June 1, 2005 (the “Employment Date”) and ending on the fifth anniversary of the Employment Date or, if later, the date to which the Agreement Term is extended under the following sentence. Beginning on the fifth anniversary of the Employment Date, and on each subsequent anniversary of the Employment Date (unless sooner terminated) the Agreement Term shall automatically be extended on such date by one year unless, not less than ninety (90) days prior to such anniversary, the Company delivers a written notice to Executive or Executive delivers written notice to the Company (either such notice a “Nonrenewal Notice”) that the Agreement Term shall expire on such anniversary.

2.2           Position and Duties; Board Service.

(a)           Initial Position. During the Agreement Term, the Executive shall be employed as Vice Chairman of the Company in the Office of the Chief Executive of the Company with duties, responsibilities, powers and authorities commensurate with that position assigned to him by the Chairman and Chief Executive Officer of the Company (the “Chairman”) or the Board of Directors of the Company (the “Board”). The Office of the Chief Executive shall comprise the Chairman , the Vice-Chairman, President and Chief Operating Officer of the Company, Executive and the other Vice Chairman of the Company. The Executive shall report exclusively to the Chairman.

(b)           Chief Executive Officer. Not later than October 1, 2008, unless such date is extended as provided in subsection (c) below, the Executive shall be elected to, and thereafter during the Agreement Term shall serve as, the Chief Executive Officer of the Company (“CEO”). As CEO, Executive shall have such duties, powers and responsibilities as are customary for a chief executive officer and are assigned by the Chairman or the Board, and Executive shall report exclusively to the Board.

(c)           Deferral of CEO Promotion. Notwithstanding subsection (b) above, the Company may defer Executive’s election to the position of CEO to a date not later than October 1, 2009; provided that on or before October 1, 2009, the Executive is elected to the position of CEO, and further provided that on or before October 1, 2008, the Company delivers to Executive a firm written commitment executed by the Chairman of the Company to the election of Executive as CEO not later than October 1, 2009.

(d)           Duties. During the Agreement Term (other than any periods of vacation or sick leave to which the Executive is entitled), the Executive shall devote substantially all of his attention and time to the business and affairs of the Company to discharge the duties assigned to him in accordance with this Agreement, and to use his best efforts to perform such duties faithfully and efficiently. Executive’s services shall be performed principally at the Company’s corporate offices in Rolling Meadows, Illinois. During the Agreement Term, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, (3) manage personal investments, and (4) cooperate with his former employer in the transition of his duties respecting clients or other business affairs of his former employer, so long as (i) Executive’s activities described in clause (4) do not require his services for more than two days per calendar month or extend beyond October 1, 2005 and Executive’s remaining activities, either individually or in the aggregate, do not materially interfere or conflict with the performance of the Executive’s duties under this Agreement, and (ii) Executive’s activities described in clause (1), (2), (3) and (4) do not cause Executive to act in competition with, or to have a conflict of interest with, the Company.

(e)           Board Service. Not later than the first meeting of the Board following the Agreement Date, the Executive will be appointed as a member of the Board, effective on the Employment Date. The Executive will be nominated for election and elected as a member of the Board at the first annual meeting of the Company’s stockholders following the Agreement Date, and shall thereafter throughout the Agreement Term be renominated for election and elected to successive terms as a member of the Board.

2.3           Salary and Bonus.

(a)           Salary. During the Agreement Term and prior to October 1, 2005, the Executive shall earn a base salary (“Salary”) at the rate of $650,000 per annum. Effective October 1, 2005, Salary shall be increased to the rate of $700,000 per annum. Effective upon the promotion of Executive to the position of CEO pursuant to Section 2.2(b) or (c) above Salary shall be increased to an amount commensurate with his position as CEO in light of the salaries of other senior executive officers of the Company (other than the Chairman). Executive’s Salary shall be payable in accordance with the Company’s executive payroll policy. Such Salary shall be subject to review and increase (but not decrease) by the Company not less frequently than annually. In no event shall the amount of Executive’s Salary (as may be increased from time to time) be reduced during the Agreement Term.

(b)           Bonus. During the Agreement Term, the Executive shall also earn an annual bonus (“Bonus”) for each fiscal year of the Company in accordance with this subsection (b):

(1)           Amount. Subject to paragraph (2) below, the Bonus shall be equal to:  (i) if the Company and Executive achieve target performance goals for such fiscal year, not less than 120% of the annual amount of Salary in effect on the last day of such fiscal year (“Target Bonus”); (ii) if the Company and Executive achieve maximum performance goals, an amount equal to 160% of the annual amount of Salary in effect on the last day of such fiscal year; and (iii) if the Company and Executive exceed more than target performance but less than maximum performance, an amount determined by linear interpolation between the amounts determined under clauses (i) and (ii) of this sentence based on the percentage of performance achieved. The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than three and one-half months following the end of such fiscal year. The Bonus will be pro-rated for partial years of employment.

(2)           Guaranteed Bonus. For the periods beginning on the Employment Date and ending September 30, 2005 and beginning October 1, 2005 and ending September 30, 2006, the Bonus shall not be less than 120% of the respective amounts of Salary paid to Executive during such periods.

(3)           Performance Goals. Bonus will be awarded based on the achievement of reasonable and objective performance goals for the Company and Executive as established by the Chairman in consultation with the Executive. Performance goals shall be set within the first ninety (90) days of the Company’s fiscal year starting with the fiscal year beginning October 1, 2005.

2.4           Other Benefits.

(a)           Other Incentive Plans. During the Agreement Term, the Executive shall participate in all other incentive plans or arrangements (not including annual bonus) applicable generally to senior executives of the Company, with award opportunities commensurate with the most senior executive position (other than the Chairman), taking into account incentives provided for under this Agreement.

(b)           Savings and Retirement Plans. During the Agreement Term, the Executive shall be entitled to participate in all savings and retirement plans provided by the Company from time to time applicable to senior executives of the Company generally, in accordance with the terms of such plans.

(c)           Welfare Benefit Plans. During the Agreement Term, the Executive and the Executive’s spouse and children shall be eligible to participate in, and receive all benefits under, welfare benefit plans provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance plans) applicable to senior executives of the Company and their spouses and children generally and in accordance with the terms of such plans.

(d)           Other Fringe Benefits. During the Agreement Term, the Executive shall be entitled to fringe benefits provided by the Company from time to time in accordance with the fringe benefit plans applicable to senior executives of the Company (other than the Chairman) generally, in accordance with the terms of such plans.

(e)           Expenses. During the Agreement Term, the Executive shall be entitled to reimbursement of all reasonable employment-related expenses incurred by the Executive upon the Company’s receipt of accountings in accordance with the terms of the policies applicable to senior executives of the Company (other than the Chairman) generally.

(f)            Office and Support Staff. During the Agreement Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and to secretarial and other assistance, provided by the Company from time to time, in each case in accordance with the policies applicable to senior executives of the Company generally.

(g)           Vacation. During the Agreement Term, the Executive shall be entitled to paid vacation provided by the Company from time to time in accordance with the policies applicable to senior executives of the Company (other than the Chairman) generally, but in no event less than five (5) weeks per year.

2.5           Equity Compensation.

(a)           Initial Grant of Deferred Stock Units. On the Employment Date the Company shall grant to the Executive (the “Initial Grant”) deferred stock units on the terms and conditions set forth in this Section 2.5 (“Deferred Stock Units”) representing a right to receive in the future at a designated date 37,500 shares (“Shares”) of the common stock of the Company (“Common Stock”).

(b)           Interim Grants of Deferred Stock Units, and Options. During the Agreement Term the Company shall grant to the Executive such additional Deferred Stock Units (“Additional Grants”) and/or options to purchase Shares (“Stock Options”, and, together with Deferred Stock Units or other ownership of Shares or rights to Shares of the Company Executive’s “Equity”) at such times and in such amounts as the Board determines in its sole discretion, on terms not less favorable to Executive than grants to other senior executives of the Company generally.

(c)           Promotion Grant of Deferred Stock Units. On the date Executive becomes CEO the Company shall grant to Executive Deferred Stock Units and/or Stock Options in such amounts appropriate at that time, but no commitment for further grants is being undertaken in this Agreement.

(d)           Vesting and Payment of Deferred Stock Units.

(1)           Time Vesting of Initial Grant. Subject to acceleration as provided in subsection (e) below, thirty three and one-third percent (33-1/3%) of Restricted Stock Units granted pursuant to subsection (a) above shall be fully vested and nonforfeitable on October 1, 2005, thirty three and one-third percent (33-1/3%) of Restricted Stock Units shall become fully vested and nonforfeitable on October 1, 2006, and the remaining thirty three and one-third percent (33-1/3%) of Restricted Stock Units shall become fully vested and nonforfeitable on October 1, 2007; provided that the Executive remains employed by the Company on such vesting dates.

(2)           Vesting of Additional and Promotion Grants. Restricted Stock Units and/or Stock Options granted pursuant to subsections (b) and (c) shall vest (including any acceleration of vesting) in accordance with the terms of the grants, as determined by the Board.

(3)           Payment. Vested Deferred Stock Units will be distributed to Executive by the Company on the first to occur of (1) the fifth anniversary of the date of grant, (2) Executive’s separation from service (within the meaning of Section 409A(a)(2)(B)(i) of the Code) or, if at the time of the separation from service the Company is publicly traded, six months after the separation from service, (3) Executive’s death or Disability (as defined in Section 3.1), and (4) a Change of Control (as defined in subsection (f) below) of the Company. Except as provided in paragraph (4) below, distribution will be made in the form of fully paid and nonassessable Shares freely transferrable by Executive except for restrictions imposed by Article V of this Agreement or by generally applicable securities laws.

(4)           Withholding Election. If on the date of distribution of any Deferred Stock Units pursuant to paragraph (3) above the Shares are not publicly tradable on an established securities market, Executive may elect, by written notice to the Company on or before the date of distribution, in lieu of providing the Company with cash equal to applicable withholding and other taxes required to be withheld from such compensation under any applicable tax law, to have the Company withhold Shares equal to the minimum applicable withholding of federal, state and local income and other taxes, or at the Executive’s election the incremental amount by which Executive’s federal, state and local income and other taxes are increased by reason of Executive’s receipt of the Shares, and have the Company remit such applicable withholding to the applicable taxing authorities.

(e)           Accelerated Vesting. The Initial Grant of Deferred Stock Units shall become fully vested and nonforfeitable upon the first to occur of the following events: (1) termination of Executive’s employment by the Company without Cause, (2) termination of Executive’s employment by Executive for Good Reason, (3) Executive’s death or Disability, (4) Change of Control of the Company, or (5) the effective date of a registration statement under the Securities Act of 1933 (the “‘33 Act”) for an initial public offering of Shares of the Company (an “IPO”). Upon any of the foregoing events all outstanding Stock Options shall remain exercisable for the remainder of their full unexpired term, except as otherwise provided in Article IV.

(f)            For purposes of this Agreement a “Change of Control” means

(1)           any person, or group of persons acting in concert, directly or indirectly becoming the owner of a greater portion of the value of the Company or a greater portion of the right to vote for the election of directors of the Company than the collective ownership of (i) David K. Hill (“Hill”), (ii) Hill’s spouse, ancestors, siblings, and descendants of Hill or his siblings, or the spouses of any of them (“Hill Family”), or (iii) entities in which at least eighty percent (80%) of the value and voting power or (in the case of a trust) the beneficial interest are owned directly or indirectly (through other such entities) by Hill or Hill Family, or in the case of a private foundation that is tax exempt under Section 501(c)(3) of the Code, a majority of the directors are members of, or appointed by, the Hill Family (such entities, “Hill Entities,” and together with Hill and Hill Family, the “Hill Group” or individually a “Hill Group Member”); or

(2)           stockholders of the Company approve any of (i) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the Hill Group is not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the common stock and the combined voting power of the voting securities of the corporation resulting from such Merger; (ii) a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company to a corporation or other entity in which the Hill Group does not beneficially own, directly or indirectly, more than 50% of, respectively, the common stock and the combined voting power of the voting securities of that corporation or other entity; or (iii) a plan of liquidation of the Company.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1           Disability. The Executive’s employment shall terminate automatically upon the Executive’s Disability during the Agreement Term. For purposes of this Agreement “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, in either case as certified by a physician jointly selected by the Company or its insurers and the Executive or the Executive’s legal representative. The date of termination (“Termination Date”) for Disability shall be the date on which such Disability is certified to by such jointly selected physician.

3.2           Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Agreement Term. The Termination Date for death shall be the date of Executive’s death.

3.3           Cause. During the Agreement Term, the Company may terminate the Executive’s employment for Cause. For purposes of this Agreement “Cause” means any of the following:

(a)           Executive’s conviction of a felony, or conviction of a misdemeanor involving fraud, dishonesty or moral turpitude, which conviction is non-appealable or for which the period for filing an appeal has expired; or

(b)           Executive’s willful or intentional material breach of this Agreement, or

(c)           Willful or intentional material misconduct by Executive in the performance of his duties under the Agreement;

provided, however,  that Cause shall not include any one or more of the following:  (i) bad judgment or negligence of the Executive; (ii) any act or omission believed by the Executive in good faith to have been in and not opposed to the interests of the Company; or (iii) any act or omission of which the Chairman, the Board, or a majority of the members of the Board who are not parties to such act or omission, has or have had actual knowledge for at least six (6) months. Any termination of employment by the Company for Cause shall be communicated to the Executive by a written notice (“Notice of Termination”) given in accordance with Section 11.8 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such termination provision, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, a Termination Date which shall not be more than fifteen (15) days after the giving of such Notice of Termination.

3.4           Good Reason. During the Agreement Term, the Executive may terminate his employment for Good Reason. For purposes of this Agreement “Good Reason” means any of the following:

(a)           any material breach of the Agreement by the Company;

(b)           any material adverse change in the  status, position, responsibilities or compensation of Executive;

(c)           any failure to nominate or elect Executive as a member and as Vice-Chairman of the Board;

(d)           any reduction in Executive’s Salary or Target Bonus;

(e)           failure of the Executive to be elected or reelected to membership on the Board;

(f)            any failure to either: (1) nominate and  elect Executive as CEO of the Company on or before October 1, 2008, or in the alternative (2) both deliver to Executive on or before October 1, 2008, a firm written commitment executed by the Chairman to the election of Executive as CEO not later than October 1, 2009, and subsequently elect Executive as CEO of the Company on or before October 1, 2009;

(g)           any failure, after Executive is initially elected as CEO of the Company, to retain Executive as CEO during the Agreement Term;

(h)           causing or requiring Executive to report to anyone other than the Chairman or the Board;

(i)            the assignment of duties to Executive materially inconsistent with Executive’s position and responsibilities described in Section 2.2.

(j)            the failure of the Company to assign the Agreement to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by the Agreement; or

(k)           requiring Executive without his consent to be principally based at any office or location outside the Chicago metropolitan area.

Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination, and the Termination Date shall be the date of delivery of the Notice of Termination unless the Notice of Termination specifies a later Termination Date which shall not be later than fifteen (15) days after delivery of the Notice of Termination. Prior to resigning for Good Reason, the Executive shall give written notice of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days after he has actual knowledge of such facts and circumstances, and if the Company has cured such facts and circumstances within thirty (30) days after receipt of such notice, Executive shall not be entitled to resign for Good Reason.

ARTICLE IV
OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT

4.1           If by the Executive for Good Reason or by the Company Other Than for Cause or Disability or Death. If, during the Agreement Term, the Company shall terminate Executive’s employment (including, without limitation, by means of the

Company delivering to Executive a Nonrenewal Notice) other than for Cause, Disability or death, or if the Executive shall terminate employment for Good Reason, the Company’s obligations to the Executive shall be as follows:

(a)           The Company shall immediately pay the Executive, in addition to all vested rights arising from the Executive’s employment as specified in Section 2.5, a cash amount equal to the sum of the following amounts:

(1)           all unpaid amounts of Salary and Bonus and all unpaid vacation previously accrued to the benefit of the Executive and any rights Executive may have under the terms of applicable welfare and fringe benefit plans and applicable law (“Accrued Obligations”);

(2)           an amount equal to the product of Executive’s Target Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which is the number of days from and including the first day of the fiscal year in which the Termination Date occurs through and including the Termination Date, and the denominator of which is 365 (“Pro-Rata Bonus”); and

(b)

(1)           If such termination occurs either in anticipation of a Change of Control or within one (1) year after a Change of Control, then the Company shall pay Executive, in a single lump sum as soon as practicable after the Termination Date, a cash amount equal to the sum of (A) Executive’s Salary in effect on the Termination Date multiplied by the number of years in the applicable Severance Period specified in paragraph (b)(3), plus (B) Target Bonus equal to one hundred twenty percent (120%) of Executive’s Salary in effect on the Termination Date multiplied by the number of years in the applicable Severance Period specified in paragraph (b)(3).

(2)           If such termination does not occur either in anticipation of a Change of Control or within one (1) year after a Change of Control, then during the applicable Severance Period specified in paragraph (b)(3) below, the Company shall pay Executive, on each normal payroll date (not less frequently than monthly), an amount equal to the sum of Executive’s Salary in effect on the Termination Date plus Target Bonus in an amount equal to one hundred twenty percent (120%) of Executive’s Salary, divided by the number of payroll periods in each respective 12-month period within the applicable Severance Period. Notwithstanding the foregoing, if such termination occurs more than one (1) year after a Change in Control but prior to the fifth anniversary of the Employment Date, then in lieu of the aforesaid payments during the applicable Severance Period, the Company shall pay Executive, in a single lump sum as soon as practicable after the Termination Date, a cash amount equal to the sum of (A) Executive’s Salary in effect on the Termination Date multiplied by the number of years in the applicable Severance Period specified in paragraph (b)(3), plus (B)

Target Bonus equal to one hundred twenty percent (120%) of Executive’s Salary in effect on the Termination Date multiplied by the number of years in the applicable Severance Period specified in paragraph (b)(3).

(3)           For purposes of this Agreement, the “Severance Period” shall be:

(A)          Except as otherwise provided below, two (2) years after the Termination Date;

(B)           If such termination occurs either in anticipation of a Change of Control or within one (1) year after a Change of Control, three (3) years after the Termination Date;

(C)           If, and only if, the Executive is terminated by the Company prior to the fifth anniversary of the Employment Date, other than for Cause, Disability or death, the period from the Termination Date through the fifth anniversary of the Employment Date, plus an additional two (2) years after such fifth anniversary (or three (3) years after such fifth anniversary if the termination occurs in anticipation of a Change of Control or within one (1) year after a Change of Control). For avoidance of doubt, this subparagraph (C) shall not apply to any resignation by the Executive, including a resignation for Good Reason. If this subparagraph (C) applies and Executive is to receive payment in a lump sum, then the number of years in the Severance Period shall include a fraction of a year for the period from the Termination Date through the next anniversary of the Employment Date, plus the number of whole years in the period from the next anniversary of the Employment Date through the end of the Severance Period.

(c)           On the Termination Date, the Executive shall become fully vested in the Initial Grant of Deferred Stock Units. Any Stock Options held by Executive that are vested on the Termination Date may be exercised until three (3) months after the Termination Date, or the date upon which they would otherwise have expired, if earlier.

(d)           For a period equal to the Severance Period the Company shall continue to provide to the Executive and the Executive’s spouse and children welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs and fringe benefits), which are at least as favorable as the plans provided from time to time by the Company applicable to senior executives and their spouses and children generally and in accordance with the terms of such plans. The Executive’s rights under this Section 4.1(d) shall be in satisfaction of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation, continuation coverage required by Section 4980 of the Internal Revenue Code of 1986, as amended  (the “Code”).

(e)           The Executive’s right to receive any of the payments and benefits pursuant to this Section 4.l (other than the Accrued Obligations) shall be expressly conditioned upon Executive (i) executing a waiver and release in substantially the form attached as Exhibit A (the “Release”), and (ii) not having committed either a willful and material breach of the provisions of Article X, or a breach of Article X that the Executive fails to reasonably cure within thirty (30) days after receipt of a written notice of such breach from the Company to Executive. No payment shall be required until the time for revoking such Release shall have expired.

4.2           If by the Company for Cause. If, during the Agreement Term, the Company shall terminate the Executive’s employment for Cause, the Company’s obligations to the Executive, in addition to all vested rights arising from the Executive’s employment as specified in Section 2.5, shall consist of (a) the obligation immediately to pay Executive in cash all Accrued Obligations, and (b) the obligations of the Company with respect to Executive’s Equity that has vested as of the Termination Date, except that any Stock Options that have not been exercised by the date of the Notice of Termination shall be forfeited, and any purported exercise after the Notice of Termination is given shall be void.

4.3           If by the Executive Other Than for Good Reason. If, during the Agreement Term, the Executive shall terminate employment other than for Good Reason, Disability or death, the Company’s obligations to the Executive, in addition to all vested rights arising from the Executive’s employment as specified in Section 2.5, shall consist of (a) the obligation immediately to pay the Executive in cash all Accrued Obligations, (b) the obligations of the Company with respect to Executive’s Equity that has vested as of the Termination Date, except that any Stock Options that have not been exercised by the date the Executive notifies the Company of his resignation shall be forfeited, and any purported exercise after such date shall be void.

4.4           If upon Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Agreement Term, the Company’s obligations to the Executive, in addition to all vested rights arising from the Executive’s employment as specified in Section 2.5, shall consist of (a) the obligation immediately to pay the Executive or his legal representative (or his beneficiaries’) in cash all Accrued Obligations and Pro-Rata Bonus, (b) the Executive’s (or his beneficiaries’) right after the date of Executive’s death or Disability to receive disability and other benefits under the respective provisions of any employee benefit plan or perquisite program in which Executive participates, and (c) the Executive’s (or his beneficiaries’)

right to exercise the put right pursuant to Section 5.2(b) respecting Executive’s Equity. Any Stock Options held by Executive on the Termination Date may be exercised until three (3) months after the Termination Date, or the date upon which they would otherwise have expired, if earlier.

ARTICLE V
EQUITY OWNERSHIP PROVISIONS

5.1           Restrictions on Transfer.

(a)           Prohibition Against Transfer of Stock Prior to IPO. Prior to the effective date of an IPO the Executive may not sell, transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of (any of the foregoing, a “Transfer”) any Stock, or any interest therein, except in accordance with this Section 5.1 or with the prior written consent of the Company.

(b)           Company Right of First Refusal. If the Executive desires to Transfer all or part of his Stock to a third party for cash consideration, other than in a transfer that is prohibited by paragraph (d), the Executive shall, at least thirty (30) days prior to such Transfer, deliver an Offer Notice to the Company. The Offer Notice shall be deemed to be an offer of the subject Stock to the Company on the same terms and conditions as proposed by such Third Party. The Company shall first have the right, but not the obligation, to purchase all (but not less than all) of the Stock specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Executive within thirty (30) days after the delivery of the Offer Notice (the “Company Election Period”). The Company may choose to have a designee purchase any Stock elected by it to be purchased hereunder so long as the Company shall bear any reasonable costs and expenses of the Executive in connection with the sale to such designee that such Executive would not have otherwise incurred in connection with a sale to the Company. All references to the Company in this 5.1 shall refer to such designee as the context requires.

(c)           Procedures for Acquiring Stock. If the Company has elected to purchase Stock from the Executive, the Transfer of the shares shall be consummated as soon as practicable after the delivery of the election notice, but in any event within the later of (i) fifteen (15) days after the expiration of the Company Election Period or (ii) ten (10) days after the receipt of all necessary regulatory approvals. At the closing of the purchase of such Stock, the Executive shall provide representations and warranties customary for transactions of this type, including those as to title to such securities and that there are no liens or other encumbrances on such securities (other than pursuant to this Agreement) and shall sign such stock powers and other documents as may reasonably be requested by the Company for the sole purpose of consummating such Transfer. The Company shall only be required to pay cash for the Stock being Transferred by the Executive. If the Company has not elected to purchase the Stock being offered, the Executive may, within ninety (90) days after the expiration of the Company Election Period, Transfer all (but not less than all) of the Stock specified in the

Offer Notice to the Third Parties identified in the Offer Notice at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to such Third Parties than those specified in the Offer Notice, and such purchases shall be conditioned upon all such Third Parties executing a counterpart of this Agreement and such other documents as may be reasonably requested by the Company. In the event that such Transfer is not consummated within such time period for any reason or if the price per share or other terms of such Transfer become more favorable to such third parties identified in the Offer Notice, then the restrictions provided for herein shall again be effective, and no Transfer of such Stock may be made thereafter without again offering the same to the Company in accordance with this Section 5.1.

(d)           Prohibited Transfers. Notwithstanding paragraphs (b) and (c), the Executive may not Transfer any portion of his Stock (regardless of whether he gives the Company an Offer Notice) to

(1)           Any person if the Company determines, in its sole discretion, that such transfer would violate any applicable laws or regulations or constitute a breach by the Company of any loan agreement or other contract or commitment to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound;

(2)           Any convicted felon, person determined by the Company in its sole discretion to be of poor financial or moral character or reputation, or person engaged in a Competitive Activity as defined in Section 10.5; or

(3)           Any person if the Company determines in its sole discretion that the transfer could materially jeopardize the Company’s business or operations.

5.2           Purchase of Equity on Termination of Employment Prior to IPO. Upon the termination of the Executive’s employment prior to an IPO for any reason, including giving of a Nonrenewal Notice, the provisions of this Section 5.2 shall apply. The provisions of this Section 5.2 shall cease to apply upon the conclusion of an IPO.

(a)           If the employment of Executive terminates by reason of his death, Disability, or retirement after either attaining the age of 60 or completing at least twenty (20) full years of employment by the Company (“Retirement”), the Executive (or in the event of his death, the executor of his estate) shall have the right to put all, but not less than all, of Executive’s Equity in the Company to the Company and the Company shall purchase such Equity for the greater of its ESOP Value (determined in accordance with paragraph (d) below) or the Equity’s pro rata share, on a fully diluted basis, of five times the Company’s average annual pre-tax net income for the three fiscal years immediately preceding the date of his death, Disability, or Retirement. Any put by the Executive (or his executor) pursuant to this paragraph (a)

shall be by written notice to the Company pursuant to Section 11.8 given by the Executive (or his executor) not later than one (1) year after termination of employment. Payment by the Company under this paragraph (a) shall be made in a single cash payment, without interest, not more than six (6) months after the put notice.

(b)           If the Executive resigns for Good Reason, or the Company terminates the Executive’s employment other than for Cause, the Executive shall be required to sell all of Executive’s Equity in the Company to the Company, and the Company shall be required to purchase such Equity, for its ESOP Value (determined in accordance with paragraph (d) below). Payment by the Company under this paragraph (b) shall be made in a single cash payment, without interest, not more than six (6) months after the Termination Date.

(c)           If the Executive’s employment is terminated for any reason other than death, Disability, Retirement, resignation for Good Reason or termination by the Company other than for Cause, the Company shall have the right but not the obligation to call all (but not less than all) of Executive’s Equity in the Company for a cash payment of ESOP Value (determined in accordance with paragraph (d) below) on the Termination Date. Any call by the Company pursuant to this paragraph (c) shall be by written notice to Executive pursuant to Section 11.8 given by the Company not later than one (1) year after the Termination Date, and the purchase price shall be paid, in cash, not more than six (6) months after the notice is given, without interest.

(d)           For all purposes of this Agreement, the ESOP Value of the Executive’s Equity shall be the per share value as determined by the most recent annual valuation of the Shares held by the Company’s employee stock ownership plan (the “ESOP”) as determined by an independent appraiser pursuant to Section 409(e) or 4975 of the Code. If the Company does not maintain an ESOP or does not have an annual valuation of the Shares held by the ESOP, the ESOP Value shall be determined in good faith by the Board; in either case as communicated by written notice from the Company to the Executive. If, and only if, the ESOP Value is determined by the Board, the Executive may request an appraisal within 30 days after receipt of notice of such proposed ESOP Value. If Executive requests an appraisal, the ESOP Value of Executive’s Equity shall be determined by an independent appraiser (defined below) mutually selected by Executive and the Company; or if they cannot agree on a mutually acceptable appraiser, a qualified appraiser selected by arbitration pursuant to the Illinois Arbitration Act. If the qualified appraiser determines only a range of values the ESOP Value determined by such appraiser shall be deemed to be the midpoint of that range. The Company shall disclose to the qualified appraiser in connection with such appraisal such information on its business and financial condition as the qualified appraiser reasonably deems relevant. The Company shall pay the costs of the appraisal if the ESOP Value determined by such appraisal is 110% or more of the initial ESOP Value determined by the Board. If the ESOP Value determined by such appraisal is less than 110% of the initial ESOP Value determined by the Board, Executive shall pay the costs of the appraisal. For purposes of this Section 5.2, “qualified appraiser” has the meaning defined for that term in 26 C.F.R. §1.170A-13(c)(5) (other than subparagraph (c)(5)(i)(D) thereof).

5.3           Tag-Along Rights. If, at any time or from time to time before an IPO, while the Hill Group owns stock of the Company giving it either a majority of the value of the Company or a majority of the right to vote for the election or directors of the Company, any Hill Group Member that is a shareholder of the Company (a “Hill Shareholder”) receives an offer for their, his or her Shares from any person (excluding securities sold on the Nasdaq Stock Market or other established national securities exchanges) upon terms such Hill Shareholder (or group of Hill Shareholders) is willing to accept, the Company shall require such Hill Shareholder(s) to give ten (10) calendar days’ prior written notice (“Tag-Along Notice”) to Executive of such the intent of such Hill Shareholder(s) to transfer their, his or her Shares. The Tag-Along Notice shall specify the terms and conditions of the transfer. Executive shall have the right, upon written notice given to the Company and the intended transferee within seven (7) calendar days of receipt of the Tag-Along Notice, to participate in such transfer. If Executive gives notice of his election to participate, the number of Shares transferred by Executive shall be the prorata portion of the Shares to the number of Shares owned by the original transferring Hill Shareholder(s).

5.4           Piggy-Back Registration Rights. If at any time or from time to time, the Company shall propose to file a registration statement with the Securities and Exchange Commission (“SEC”) under the ‘33 Act, in connection with a secondary offering of its Stock (other than pursuant to Form S-4, Form S-8 or any successor Form of the SEC), the Company shall:

(1)           at least thirty (30) calendar days before the filing of such registration statement give Executive notice of Executive’s opportunity to include in such registration statement any or all of the Shares included in Executive’s Equity; provided, that Executive shall agree to execute the underwriting agreement, if any, in customary form to be used in connection with such public offering (it being understood that Executive shall not be required to join in, or indemnify the underwriters in connection with the Company’s representations and warranties to the underwriters);

(2)           use all reasonable efforts to cause such Shares to be included in any such public offering, subject to cutback at the request of the managing underwriters, but only on a prorata basis according to the number of Shares proposed to be sold by all selling shareholders who propose to participate in any such public offering; and

(3)           pay all of the legal, accounting, printing, filing and other fees and expenses relating to such registration statement; provided that, for the avoidance of doubt, the Executive shall bear his pro rata portion of any discounts and commissions with respect to shares of Stock he sells in connection with the piggyback registration.

5.5           Drag-along Limitations. If, at any time or from time to time before an IPO, while the Hill Group owns stock of the Company giving it either a majority of the value of the Company or a majority of the right to vote for the election or directors of the Company, any Hill Shareholder (or group of Hill Shareholders) of the Company whether pursuant to an offer or otherwise, enters into an agreement to transfer their, his or her Shares that constitute in aggregate at least fifty percent (50%) of the Shares of the Company owned by the Hill Group, then such Hill Shareholder(s) may require Executive to participate in such transfer or transaction (the “Transfer”) on the same terms and conditions as the shareholders participating in the Transfer, except that the price paid for the Stock of the Hill Shareholders and for the Stock of the Executive shall be determined without regard to any amount negotiated and paid by the purchaser of the Stock in good faith for services to be actually rendered (including a covenant not to compete) by the selling shareholder.  Notwithstanding any provision herein to the contrary, if the Transfer is made to any party that is related to any Hill Shareholder (whether or not Hill Group Members), then the price paid to Executive shall not be less than the ESOP Value of Executive’s Equity subject to the Transfer.  For purposes of the preceding sentence, a party shall be considered related to a Hill Shareholder if, and only if, the party is related by blood or marriage to, or is an entity controlled by, such Hill Shareholder.

5.6           Anti-Dilution Adjustment of Equity.  If at any time during the Agreement Term, the Company issues Shares or other equity pursuant to a stock split, stock dividend, or similar transaction for less than full consideration, the Company shall, as of the date the additional Shares or other equity actually is issued, grant to the Executive additional Equity (which may be unrestricted Shares or Deferred Stock Units) such that, when aggregated with Executive’s then-outstanding Equity, Executive’s total Equity remains at the same percentage of the Company’s total equity on a fully diluted basis.  If at any time during the Agreement Term there is a merger or reorganization of the Company or similar transaction, Executive’s Equity shall be equitably adjusted as of the date of such event to preserve equivalent rights and value.

ARTICLE VI
CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

6.1           Gross-up for Certain Taxes.  If it is determined that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the amount of such Payments shall be reduced to the extent necessary to avoid the imposition of Excise Taxes (the amount to which the Payments are reduced is hereinafter called the “Reduced Amount”), unless the portion of the Reduced Amount that the Executive would retain after the application of all applicable income and other taxes exclusive of Excise Taxes (hereinafter called the “Applicable Taxes”), would be less than the portion of the unreduced amount of the Payments that the Executive would retain after application of Excise Taxes and all Applicable Taxes.  Notwithstanding the foregoing, if the Change of Control occurs prior to the effective date of an IPO, then the Company shall pay the Executive an amount (“Gross-up Payment”) equal to the product of:

(a)           the amount of such Excise Taxes multiplied by

(b)           the Gross-up Multiple (as defined in Section 6.2).

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.  For all purposes of this Article VI, Executive shall be deemed to be subject to the highest effective marginal rates of federal, state, local or other income or other taxes.

6.2           Gross-up Multiple.  The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective rates of all Applicable Taxes and any Excise Taxes applicable to the Gross-up Payment.  (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

ARTICLE VII
EXPENSES AND INTEREST

7.1           Legal Fees.  The Company will pay the Executive the Executive’s legal fees and expenses in negotiating this Agreement, to a maximum of thirty-five thousand dollars ($35,000).

7.2           Interest.  If the Company does not pay any amount due to the Executive under this Agreement within thirty (30) days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to the Company’s revolving credit borrowing rate as in effect from time to time during the period of such nonpayment, but not in excess of the maximum interest rate permitted by applicable law.

ARTICLE VIII
SET-OFF AND MITIGATION

8.1           Limit on Set-off by Company.  Except as otherwise provided in this Section 8.1, the Executive’s right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and shall not be subject to set-off, counterclaim or legal or equitable defense.  Time is of the essence in performance by the Company of its obligations under this Agreement.  Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.  Notwithstanding the foregoing, if the Company commences an action against Executive based upon Executive’s willful and material breach of the provisions of Article X, or a breach of Article X that the Executive failed to reasonably cure within thirty (30) days after receipt of a written notice of such breach from the Company to Executive, any amounts that would otherwise be payable by or on behalf of the Company to the Executive (other than payments from any retirement plan qualified under Section 401(a) of the Code) shall be suspended while such action is pending; and if the Company prevails in such action any damages awarded to the Company shall be set off against such amount; but if the Company does not prevail in such action such payments shall be made with interest as provided in Section 7.2 for the period of suspension.

8.2           No Mitigation.  The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination.  Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer or self-employment.

ARTICLE IX
INDEMNIFICATION; NON-EXCLUSIVITY OF RIGHTS

9.1           Indemnification.  The Executive shall be indemnified and held harmless by the Company if Executive was, is, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal (“Proceeding”), by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of, or otherwise to provide advice or services to, the Company or any corporation, business, person, trust or other entity which Executive is or was serving at the request of the Company (including, without limitation, any Hill Group Member), against all expenses (including without limitation, all reasonable attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) (“Expenses”) and all claims, damages, liabilities and losses (including, without limitation, judgments; fines; liabilities under the Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by the Executive or to which the Executive may become subject for any reason, provided that the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

9.2           Payment of Expenses and Costs; Defense of Proceedings.

(a)           Any indemnification under Section 9.1 (unless ordered by the court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Executive is proper in the circumstances because he has met the applicable standard of conduct set forth therein.  Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.  Notwithstanding the foregoing, to the extent that the Executive has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(b)           Expenses (including attorneys’ fees) actually and reasonably incurred by the Executive in connection with the defense or disposition of any Proceeding may be paid from time to time by the Company in advance of the final disposition thereof upon receipt of (a) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 9.1, and (b) an undertaking by such person to repay to the Company the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in Section 9.1, which undertaking may be accepted by the Company without reference to the financial ability of such person to make repayment.  Any payment of expenses under this Section 9.2(b) shall be made in the sole discretion of the Company and on such terms and conditions as the Company, in its sole discretion, deems appropriate.

(c)           As soon as possible after the commencement of a Proceeding with respect to which the Executive may assert the right to be indemnified pursuant to Section 9.1, the Executive shall notify the Company, in writing, of such Proceeding.  The Company shall have the right to assume the defense of the Proceeding, in which event the Company shall select counsel, in its sole discretion, to defend the Proceeding and shall pay all expenses of defending the Proceeding, provided that the Company may defend the Proceeding under a reservation of rights.  The Company shall have the right to make all decisions with respect to the defense of the Proceeding, including the decision to settle or compromise, provided that the Company shall not agree to any settlement that requires a please of guilty or nolo contendere, or an acknowledgement of responsibility, by Executive, or payment of any amount by the Executive without indemnification, without the Executive’s prior written consent.  The Executive will cooperate fully in the defense of the Proceeding, at the Company’s expense, and may retain separate counsel to participate in the Proceeding, provided that the payment of such separate counsel shall not be an indemnified expense.  If both the Company and the Executive are parties to a Proceeding, legal counsel representing the Company therein may, at the request of the Executive, also represent the Executive (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the Company shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Company.  Any allocation of fees and expenses between the Company and the Executive made by legal counsel shall be final and binding upon the Company and the Executive.

9.3           Effect of Certain Proceedings.  The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (a) adversely affect the rights of the Executive to indemnification, or (b) create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

9.4           Other Rights to Indemnification.  The Executive’s rights of indemnification and advancement of Expenses provided by this Article IX shall not be deemed exclusive of any other rights to which the Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board of the Company, or other provisions of this Agreement or any other agreement, or otherwise.  In the event the Company provides more favorable rights of indemnification and advancement of Expenses to other officers and directors (other than the Chairman) than the rights of indemnification and advancement of Expenses for Executive under this Article IX, then the rights of Executive under this Article IX shall be enlarged to correspond to the terms of such more favorable rights of indemnification and advancement of Expenses.

9.5           Representations.  The Company represents and warrants that this Article IX does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of the Executive hereunder.  The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by its Board.

9.6           Survival of Indemnity.  This Article IX shall survive any termination of the relationship of the Executive with the Company, and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of the Executive.

ARTICLE X
CONFIDENTIALITY AND NONCOMPETE

10.1         Confidentiality.  Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information.  For all purposes of this Article X, the term “Subsidiary” means any business entity of which the Company owns at least fifty percent (50%) of the equity, and the term “Affiliate” means any business entity that is controlled by, or under common control with, the Company, or with which the

Company is engaged in a joint venture or common enterprise.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during the Agreement Term, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, Executive agrees that he shall not disclose to any unauthorized person other than when Executive reasonably and in good faith believes that such disclosure is in furtherance of the business and affairs of the Company and in connection with his duties to the Company, or use for his own account, any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  Executive agrees to deliver to the Company at the end of the Agreement Term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

10.2         Use and Disclosure of Confidential Information.  During the Agreement Term, Executive shall not, other than when Executive reasonably and in good faith believes that such disclosure is in furtherance of the business and affairs of the Company and in connection with his duties to the Company, use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.  Executive shall use in the performance of his duties only information that is (a) generally known and used by persons with training and experience comparable to Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain, (b) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (c) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.  If at any time during his employment with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

10.3         Third Party Information.  Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Agreement Term and thereafter, and without in any way limiting the provisions of paragraph 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

10.4         Intellectual Property, Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Agreement Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10.5         Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates, and, therefore, Executive agrees that, during the Agreement Term and for the longer of any Severance Period or two (2) years after the Termination Date (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which manufactures homes or any otherwise competes with any other products or services of the Company or any of its Subsidiaries (or any products or services the Company or any of its Subsidiaries are in the process of developing), as of the Termination Date, within the United States. For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange , as of the Termination Date, anywhere within the United States (any of the foregoing, a “Competitive Activity”). Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company and its Subsidiaries.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about the Company or its Subsidiaries) or (iv) service, engage in business with or provide products or services to any customer of the Company or any Subsidiary with respect to any product or service provided or rendered by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Agreement Term.

(c)           If, at the time of enforcement of any of the provisions of this Section 10.5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in this Section 10.5 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 10.5, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by Executive of this Section 10.5, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

10.6         Executive’s Representations.  Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.7         Survival.  The provisions of this Article X shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Agreement Term.

ARTICLE XI
MISCELLANEOUS

11.1         Submission to Jurisdiction.  Executive and the Company agree that any and all claims and disputes arising out of, or relating to, this Agreement or any breach hereof, shall be resolved solely and exclusively by lawsuit or other action filed in the federal or state courts sitting in Chicago, Illinois.  Each party waives any objection to personal jurisdiction (provided that process is properly served) or venue in such courts, and any defense of forum non conveniens or any similar doctrine.  The commencement of any such action in any other court shall constitute a breach of this Agreement, and the party against whom such action is brought shall be entitled to its costs, including reasonable attorneys fees, incurred in obtaining a dismissal or transfer of such suit.

11.2         No Assignability.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the

Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

11.3         Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

11.4         Payments to Beneficiary.  If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate.

11.5         Non-alienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void, other than as provided by any applicable law.

11.6         Severability.  If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid.  Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

11.7         Amendments.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

11.8         Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally recognized  delivery service that promises overnight delivery, or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

C. Kenneth Love

445 East North Water Street

Unit 2101

Chicago, IL 60611

with a copy to:

Sonnenschein, Nath & Rosenthal LLP

8000 Sears Tower

Chicago, Illinois 60606

Attention:  Roger C. Siske, Esq.

If to the Company:

Kimball Hill, Inc.

5900 New Wilke Road

Suite 504

Rolling Meadows, Illinois  60035

Attention:  Chairman

with a copy to:

Kimball Hill, Inc.

5900 New Wilke Road

Suite 504

Rolling Meadows, Illinois  60035

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective when actually received by the addressee.

11.9         Liability Insurance Coverage.  During the Agreement Term, and for a period of not less than six years after the Termination Date, the Executive shall be covered by any directors and officers, errors and omissions or other suitable insurance maintained by the Company on a basis not less favorable than such insurance protection, if any, provided from time to time to any other senior executive officer or member of the Board of the Company, in connection with claims arising in connection with Executive’s services to the Company or any corporation, business, person, trust or other entity which Executive is or was serving at the request of the Company.

11.10       Survival of Executive’s Rights.   Except as provided in Article IV respecting rights terminated under that Article and except for claims to be released pursuant to the Release, all of Executive’s rights hereunder, including without limitation his rights to compensation, benefits, equity interests, reimbursement of fees and expenses and indemnification, shall survive any termination of the relationship of the Executive with the Company, including termination or expiration of the Agreement Term or termination of this Agreement, and shall be binding on the successors and assigns of the

Company and shall inure to the benefit of the successors, assigns, heirs and personal representatives of the Executive.

11.11       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

11.12       Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

11.13       Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

11.14       Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

11.15       No Waiver.  The Company’s or the Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

11.16       Non-Exclusivity of Rights.  This Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan or applicable law except as expressly modified by this Agreement.

11.17       Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

KIMBALL HILL, INC.

By:	/s/ David K. Hill
David K. HillChairman and Chief
Executive Officer

/s/ C. Kenneth Love
C. KENNETH LOVE

EXHIBIT A

WAIVER AND RELEASE

THIS WAIVER AND RELEASE (this “Waiver and Release”) is made by C. Kenneth Love (the “Executive”) pursuant to that certain Employment Agreement executed by and between the Company and the Executive on the 3d day of March, 2005 (the “Employment Agreement”).  The Executive hereby agrees knowingly and voluntarily as follows:

1.             In consideration of the payments and benefits pursuant to Section 4.1 of the Employment Agreement (the “Benefits”), which Executive acknowledges are consideration for this Waiver and Release to which the Executive would not otherwise be entitled and are in lieu of any rights or claims that the Executive may have with respect to separation or severance benefits or other remuneration from the Company or its affiliates; and after the opportunity to consult legal counsel; the Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Executive or any Related Parties ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626 (f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation.  Notwithstanding the foregoing, the Executive and Related Parties do not release or waive any right or claim (i) the Executive and Related Parties may have to obtain post-employment payments and benefits and exercise any rights pursuant to or referred to in the Employment Agreement or pursuant to any award thereunder (including, but not limited to, rights to exercise options, post-termination rights under Article V of the Employment Agreement, and post-termination rights as a stockholder of the Company, respecting deferred stock units and options granted pursuant to Section 2.5 of the Employment Agreement), (ii) under ERISA to obtain post-

employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) for indemnification under any agreement with or policy of the Company or its affiliates relating to indemnification of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers or Article IX of the Employment Agreement; (iv) under any policy of directors’ or officers’ liability insurance; (v) that arises against the Company after the date of this Waiver and Release; and (vi) to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

2.             The Executive represents that he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Waiver and Release except as permitted under paragraph 1 hereof.

3.             The Executive understands and agrees that the payments by the Company to the Executive and the signing of this Waiver and Release by the Executive and the Company do not in any way indicate that the Executive has any viable claims against the Company or that the Company admits any liability whatsoever to Executive under such claims.

4.             The Executive affirms that, prior to the execution of this Waiver and Release, the Executive was advised by an attorney of the Executive’s choice concerning the terms and conditions set forth herein, and that the Executive was given up to twenty-one (21) days to consider (notwithstanding the time lapsed, if any, during such twenty-one day period to review and revise) this Waiver and Release and its consequences.  The Executive has seven (7) days following the Executive’s signing of this Waiver and Release to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired.  The Executive acknowledges that the Benefits will not be paid or provided if he revokes this Waiver and Release.

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release this          day of                   .

By:
C. Kenneth Love

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made as of September 30, 2005 between KIMBALL HILL, INC. (the “Company”), an Illinois corporation having its principal place of business in Rolling Meadows, Illinois, and C. KENNETH LOVE (“Executive”), an individual resident of Illinois.

WHEREAS, the Company and Executive are parties to the Employment Agreement (the “Employment Agreement”) dated as of March 3, 2005; and

WHEREAS, at the present time, the Company is pursuing a capital restructuring that the parties believe will provide significant benefits to the Company, its shareholders and its officers and employees, including Executive; and

WHEREAS, pursuant to current accounting rules, there are certain provisions of the Employment Agreement that could cause adverse accounting consequences to the Company that could be detrimental to the mutual interests of both parties, and accordingly the Company and Executive wish to amend certain provisions of the Employment Agreement in order to avoid those consequences.

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties, the Company and Executive agree as follows:

1.             Effective as of September 30, 2005, Section 2.5(d)(4) of the Employment Agreement shall be amended in its entirety to read as follows:

“(4)         Withholding Election.  If on the date of distribution of any Deferred Stock Units pursuant to paragraph (3) above the Shares are not publicly tradable on an established securities market, Executive may elect, by written notice to the Company on or before the date of distribution, in lieu of providing the Company with cash equal to applicable withholding and other taxes required to be withheld from such compensation under any applicable tax law, to have the Company withhold Shares equal to the minimum applicable withholding of federal, state and local income and other taxes, and have the Company remit such applicable withholding to the applicable taxing authorities.  In addition, at any time within seven months after the date of the aforesaid distribution of Deferred Stock Units Executive may elect, by written notice to the Company, to require the Company to purchase, at the Fair Market Value of the Shares determined in accordance with Section 5.2(d) of the Employment Agreement, such number of Shares that have been owned by Executive for more than six months equal to the incremental amount by which Executive’s federal, state and local income and other taxes actually resulting by reason of Executive’s receipt of the Shares exceeds the aforesaid minimum applicable withholding.”

2.             Effective as of September 30, 2005, Section 5.2 of the Employment Agreement shall be amended in its entirety to read as follows:

“5.2         Purchase of Equity on Termination of Employment Prior to IPO.  Upon the termination of the Executive’s employment prior to an IPO for any reason, including giving of a Nonrenewal Notice, the provisions of this Section 5.2 shall apply.  The provisions of this Section 5.2 shall cease to apply upon the conclusion of an IPO.

(a)           If the employment of Executive terminates by reason of his death, Disability, or retirement after either attaining the age of 60 or completing at least twenty (20) full years of employment by the Company (“Retirement”), the Executive (or in the event of his death, the executor of his estate) shall have the right to put all, but not less than all, of Executive’s Equity in the Company to the Company and the Company shall purchase such Equity for its Fair Market Value determined in accordance with paragraph (d) below.  Any put by the Executive (or his executor) pursuant to this paragraph (a) shall be by written notice to the Company pursuant to Section 11.8 given by the Executive (or his executor) not later than one (1) year after termination of employment.  Payment by the Company under this paragraph (a) shall be made in a single cash payment, without interest, not more than six (6) months after the put notice.”

(b)           If the Executive resigns for Good Reason, or the Company terminates the Executive’s employment other than for Cause, the Executive shall be required to sell all of Executive’s Equity in the Company to the Company, and the Company shall be required to purchase such Equity, for its Fair Market Value determined in accordance with paragraph (d) below.  Payment by the Company under this paragraph (b) shall be made in a single cash payment, without interest, not more than six (6) months after the Termination Date.

(c)           If the Executive’s employment is terminated for any reason other than death, Disability, Retirement, resignation for Good Reason or termination by the Company other than for Cause, the Company shall have the right but not the obligation to call all (but not less than all) of Executive’s Equity in the Company for a cash payment of Fair Market Value determined in accordance with paragraph (d) below on the Termination Date.  Any call by the Company pursuant to this paragraph (c) shall be by written notice to Executive pursuant to Section 11.8 given by the Company not later than one (1) year after the Termination Date, and the purchase price shall be paid, in cash, not more than six (6) months after the notice is given, without interest.

(d)           For all purposes of this Agreement, the Fair Market Value of the Executive’s Equity shall be the per share value as determined by an independent appraiser (defined below) mutually selected by the Stock Option Committee established in accordance with the Company’s Incentive Stock Option Plan and Executive.  If the qualified appraiser determines only a range of values, Fair Market Value shall be deemed to be the midpoint of that range.  The Company shall disclose to the qualified appraiser in connection with such appraisal such information on its business and financial condition as the qualified appraiser reasonably deems relevant.  The Company shall pay the costs of the appraisal.  Notwithstanding the foregoing, the Company and Executive may accept as Fair Market Value the most recent annual valuation of the Shares held by the Company’s employee stock ownership plan as determined by an independent appraiser pursuant to Section 409(e) or 4975 of the Code.”

3.             Effective as of September 30, 2005, the penultimate sentence of Section 5.5 of the Employment Agreement shall be amended by deleting the phrase “ESOP Value” and adding the phrase “Fair Market Value (determined in accordance with Section 5.2(d) of the Employment Agreement)” in lieu thereof.

4.             Notwithstanding any provision of the Employment Agreement to the contrary, Executive shall not exercise any right or option to require the Company to purchase and shall not be obligated to sell to the Company, and the Company shall not exercise any right or option to require Executive to sell and shall not be obligated to purchase, any of Executive’s Equity in the Company, regardless how or when acquired, unless and until Executive has owned such Equity for a period of no less than six months.  Accordingly, the Employment Agreement shall be amended and modified in any and all respects in order to reflect the following agreements:

(a)           Any and all time periods provided in the Employment Agreement for the exercise of rights or options and the performance of obligations with respect to Executive’s Equity in the Company that Executive has owned for less than six months shall be extended for such period of time as may be necessary in order for the aforesaid six-month holding period to become effective; and

(b)           The date of determination, pursuant to Sections 2.5(d)(4) and 5.2 of the Employment Agreement, of the Fair Market Value of Executive’s Equity in the Company that Executive has owned for less than six months (if any) shall be the last day of the month in which the aforesaid six-month holding period is completed (the “Adjusted Valuation Date”); and

(c)           The time periods provided in Sections 5.2(a), (b) and (c) of the Employment Agreement for the exercise of rights and options by Executive or the Company, for the giving of notice, and for payment by the Company for any of Executive’s Equity purchased from Executive shall commence as of the Adjusted Valuation Date.

5.             Except as amended pursuant to the above and foregoing provisions, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date first above written.

KIMBALL HILL, INC.

By:	/s/	David K. Hill
David K. Hill
Chairman and Chief Executive Officer

/s/		C. Kenneth Love
C. KENNETH LOVE